EXHIBIT 33.2

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC

REGULATION AB SERVICING CRITERIA

MUFG Union Bank, N.A. (the “Bank”), a wholly-owned subsidiary of MUFG Americas Holdings Corporation, provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB Servicing Criteria promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Appendix A identifies the asset-backed securities transactions covered by this report and includes auto retail installment contracts serviced by World Omni Financial Corp (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Bank, except for the following criteria: 1122(d) 1(i), 1(ii), 1(iii),1(iv), 1(v), 2(i), 2(iii), 2(vi), 2(vii), 3(i), 3(ii) (allocation of amounts due to investors), 4(i), 4(ii), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii), 4(ix),4(x), 4(xi), 4(xii), 4(xiii), 4(xiv), and 4(xv), which management has determined are not applicable to the activities the Bank performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period: As of December 31, 2018 and for the period from January 1, 2018 to December 31, 2018 (the “Period”).

With respect to the Platform and the Period, the Bank provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1.	The Bank is responsible for assessing its compliance with the Applicable Servicing Criteria.

2.	The Bank has assessed compliance with the Applicable Servicing Criteria, as described above as of and for the Period. In performing this assessment, management has used the criteria set by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	With respect to servicing criterion 1122(d)(3)(ii), the Bank is not responsible for allocating amounts due to investors.

4.	The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all material respects.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank’s foregoing assessment of compliance as of and for the Period.

MUFG UNION BANK, N.A.

By:	/s/ Evelyn T. Furukawa
Evelyn T. Furukawa
Director, Head of Corporate Trust Client Account Management

By:	/s/ Susana R. Ryan
Susana R. Ryan
Director, Head of GTS Business Controls & Governance

February 28, 2019

Appendix A

The auto retail installment contracts serviced by World Omni Financial Corp include:

WORLD OMNI AUTO RECEIVABLES TRUST 2014-A

WORLD OMNI AUTO RECEIVABLES TRUST 2015-B

WORLD OMNI AUTO RECEIVABLES TRUST 2018-C

WORLD OMNI AUTO RECEIVABLES TRUST 2018-D
WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2016-A

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2017-A

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2018-A

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2018-B